Exhibit 99.1

NEWS RELEASE

9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846
John_Robison@rlicorp.com
www.rlicorp.com

RLI declares dividend

PEORIA, ILLINOIS, February 5, 2009, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a first quarter cash dividend of $0.26 per share, the same amount as the prior quarter.  The dividend, which is payable on  April 15, 2009, to shareholders of record as of March 31, 2009, will take RLI’s cumulative return to shareholders to more than $184 million over 131 consecutive quarterly dividends. RLI has paid and increased dividends in each of the last 33 years.

The company’s dividend yield would be 1.87%, based on the $1.04 indicated annual dividend and today’s closing stock price of $55.60.

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 28 of the last 32 years, including the last 13. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.

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